Exhibit 10.10

Bally Technologies, Inc.

Notice of Grant of Stock Options and Option Agreement	6601 S. Bermuda Road
Las Vegas, NV 89119
(702) 584-7498

FIRST NAME	MIDDLE NAME	Grant Number:
LAST NAME		Plan:
ADDRESS LINE 1		ID:
ADDRESS LINE 2
CITY , STATE	COUNTRY
ZIPCODE

You have been granted a Non-Qualified Stock Option (the “Option”) to purchase shares of Bally Technologies, Inc. (the “Company”) Common Stock subject to the terms and conditions in this Stock Option Agreement (this “Agreement”) and the 2010 Long Term Incentive Plan as in effect and as amended from time to time (the “Plan”), as follows:

Grant Date:

Per Share Exercise Price:

Total Number of Shares:

Total Exercise Price:

Option Type:

Expiration Date of Option:

Vesting Schedule: Subject to the relevant provisions of the Plan, the Option shall vest and may be exercised in whole or in part, in accordance with the following:

Shares	Vest Date

The Option and this Agreement are subject in all respects to the terms and provisions of the Plan, all of which are by this reference made a part of and incorporated in this Agreement. Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan. If and to the extent this Agreement and the Plan conflict, the Plan shall control.

The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

The Option may not be exercised for a fractional share of common stock.

To exercise the Option, you must do so in such a manner and form as the Company may require.  In addition, you must exercise the Option through the Company’s dedicated broker, E*TRADE.  Before the issuance of any shares, payment must be made in the manner set forth in the Plan, of (i) the aggregate purchase price for the shares to be acquired, and (ii) unless the Plan administrator determines otherwise, the amount of any taxes (including, but not limited to, any income, FICA, FUTA, and similar taxes) required to be withheld and paid by the Company or its subsidiary in connection with the exercise of the Option, as determined by the Plan Administrator.

Unless terminated earlier in accordance with this Agreement, the Option shall terminate as and to the extent provided in the Plan, and, in any event, the Option shall expire seven years after the Grant Date specified above and thereafter shall no longer be exercisable.

You will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to the Option unless and until the Option (or portion thereof) has been exercised pursuant to this Agreement, the Company has issued and delivered to you the shares as to which you have exercised the Option, and your name has been entered as a stockholder of record on the books of the Company.  Thereupon, you shall have full voting, dividend and other ownership rights with respect to such shares.

Neither you nor your beneficiaries may sell, exchange, transfer, assign, or otherwise dispose of the Option or any rights or interests therein, other than by testamentary disposition by you or the laws of descent and distribution. Neither you nor your beneficiaries may pledge, encumber, or otherwise hypothecate the Option or any rights or interests therein in any way at any time. The Option shall not be subject to execution, attachment, or similar legal process. Any attempted sale, pledge, or other disposition of the Option in violation of this paragraph shall be void and of no force or effect.

This Agreement contains the entire agreement between the parties and supersedes other oral and written agreements previously entered into by the parties concerning the same subject matter. This Agreement may be modified or rescinded only with the written consent of both parties.

Nevada law shall govern this Agreement and its interpretation. The issuance of the Option (and the shares subject to the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including but not limited to the Securities Act, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other applicable law or regulation.

This Agreement shall bind and inure to the benefit of the Company and its successors and assigns.

You acknowledge and agree that by clicking the “ACCEPT” button on the E*TRADE on-line grant agreement response page, it will act as your electronic signature to this agreement and will result in a contract between you and the Company.

By returning your response to the Company as indicated in the instructions, you are acknowledging that you have received, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document).  You further acknowledge that by returning your response to the Company as indicated in the instructions, you accept the Option as set forth in this Agreement and the Plan (including any exhibits to each document).

By returning your response to the Company as indicated in the instructions, you are also acknowledging that, unless you specifically request (or have in the past specifically requested) to receive communications regarding the Plan and the Option in paper form, you agree to receive all communications regarding the Plan and the Option (including but not limited to the prospectus) by electronic delivery through access on the Company’s internal website or Internet website, which you agree that you may easily access and understand how to access, review and print the communications posted thereon.  In addition, by returning your response to the Company as indicated in the instructions hereto, you agree it is your responsibility to notify the Company of any changes to your mailing address so that you may receive any shareholder information to be delivered by regular mail.

Bally Technologies, Inc.

By: